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                                                                    EXHIBIT 99.2


                              FOR IMMEDIATE RELEASE



         CONTACTS:    Tim Carroll                       Michael Newman
                      Vice President and                Investor Relations
                      Chief Financial Officer           StreetConnect
                      Aris Corporation                  (206) 320-1231
                      (425) 372- 2708


                ARIS ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS
                   AND RESTRUCTURING OF US SALES ORGANIZATION

           ERP & custom application development business remains slow;
            Continued growth in eBusiness revenue; eBusiness strategy
                   strengthened with restructured sales force

BELLEVUE, WA - MARCH 31, 2000 -- ARIS CORPORATION (Nasdaq: ARSC), a provider of integrated eBusiness and IT solutions, today announced that it expects to report lower than anticipated results for the first quarter of fiscal 2000. The Company expects to report revenues for the quarter of between $23 million and $24 million, resulting in a proforma net loss of between $0.15 and $0.20 per share. The Company also announced today the sale and closure of its U.S. training operations which will result in a first quarter pretax charge to earnings of between $3 million to $4 million or between $.22 to $.27 on a per share basis. Aris is expected to report detailed first quarter results on April 26.

Aris' performance in the first quarter has been adversely affected by weaker than expected activity in its legacy businesses of ERP (Enterprise Resource Planning) and custom application development consulting. The Company had anticipated a faster rebound from the market slowdown in 1999 related to Y2K concerns.

The Company continues to see growth in its eBusiness consulting. The Company expects eBusiness revenue to be over $8.0 million for the first quarter of 2000, compared to revenue of $7.1 million in the fourth quarter of 1999, and up substantially from $1.5 million in eBusiness revenue for the first quarter of 1999.

"Aris continues to transition from a traditional IT consulting company to an eBusiness solutions provider," said Paul Song, Chairman and Chief Executive Officer. "While we are disappointed with the performance of our traditional IT consulting in the first quarter, we agree with industry analysts who anticipate higher corporate IT spending in 2000 and see eBusiness solutions as an enormous opportunity and focus. Our conversion to an eBusiness consulting company is clearly underway, but we need to respond more rapidly to fully capitalize on the compelling market opportunities before us."

Aris also announced the restructuring of its U.S. sales organization. Aris will move to a regional and specialist model where salespeople are more closely aligned with and report to operational managers. The realigned sales organization is designed to give Aris' regional operational managers the authority and responsibility needed to grow their sales. The Company expects to complete the sales realignment within 60 days. As a result of this realignment, the Company also announced that Mary Lou Clark, formerly Vice President of Sales, has left the Company to pursue other interests.



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"It is critical that our sales organization closely align with the delivery of our ERP, custom development, and eBusiness consulting solutions," continued Song. "We believe this unified model will provide our customers with the solutions they need, provide greater focus on new business opportunities and help Aris expand more rapidly into new market segments."

Aris will hold a conference call later today and a replay of the call will be available starting at 9:30 AM Pacific (12:30 PM Eastern) at 1-800-642-1687, conference ID # 39239.

ABOUT ARIS CORPORATION

Aris Corporation provides an integrated eBusiness solutions approach called Interactive Enterprise Relationship Management (iERM), designed to improve a company's relationships with customers, vendors, suppliers and employees by leveraging the power of the Internet. Aris has offices across the U.S. and in the United Kingdom, with over 800 employees worldwide, and is headquartered in Bellevue, WA.

Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Statements contained in this release regarding the Company's anticipated future earnings and results of operations, its eBusiness strategy, future hiring patterns, and on the Company's ability to expand its eBusiness solutions and new product releases by the Company are "forward-looking statements", as the phrase is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements by the Company are subject to certain risks, including future client demand for integrated eBusiness and IT solutions; competition from other businesses providing similar services to that of the Company; the Company's ability to successfully execute its business strategy and management and operational re-alignment of its consulting and training businesses; the Company's ability to attract, retain and motivate highly skilled eBusiness and IT professionals; its dependence upon key vendors of software technology; competitive pressures and lower operating margins of the Company's training division and efforts to identify and execute strategic alternatives for that business; the Company's ability to successfully integrate the acquisition of fine.com; and issues that may arise in product development and possible decisions by third parties to delay or cancel the release of products under development. Those risks and uncertainties are discussed in more detail in the Company's periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.



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